Emergent Capital Files Suit Against Beal Bank Subsidiary
Claim alleges scheme to coerce sale of
valuable portfolio of life insurance policies below its true value

Boca Raton, Fla., January 29, 2019 - Emergent Capital, Inc. (OTCQX: EMGC) ("Emergent" or the "Company"), today announced that on January 25, 2019, Emergent and certain of its subsidiaries filed a complaint in United States Bankruptcy Court for the District of Delaware against LNV Corporation, Silver Point Capital L.P. and GWG Holdings, Inc. The suit will be administered together with the previously filed and announced petitions for relief under Chapter 11 of the United States Bankruptcy Code of White Eagle Asset Portfolio, LP ("White Eagle"), Lamington Road Designated Activity Company (f/k/a Lamington Road Limited) (“Lamington”) and White Eagle General Partner, LLC ("WEGP"). LNV, a subsidiary of Beal Bank, is the lender under White Eagle’s outstanding revolving credit facility (the "Credit Facility").

In the suit, the Plaintiffs allege that the defendants engaged in a scheme to coerce the Plaintiffs into selling their valuable portfolio of life insurance policies to defendants for well below its true value. Pursuant to the Credit Facility, LNV agreed to lend $370 million to White Eagle, and in connection, receive a 45% equity stake in White Eagle. That equity stake, and LNV’s significant control over White Eagle under the Credit Facility, creates a joint venture, and gives rise to fiduciary duties to White Eagle and Emergent, on the part of LNV. The Plaintiffs further allege that LNV has been engaged in a concerted campaign to "squeeze" White Eagle and Emergent by improperly restricting their cash flow, in the hopes that White Eagle and Emergent will have no choice but to sell the valuable policy portfolio to LNV or one of its proxies, including Silver Point and/or GWG, at below its true value.

The Plaintiffs seek, among other things, economic damages and to have the Credit Facility recharacterized as equity rather than debt or, in the alternative, to have LNV’s 45% equity stake in White Eagle declared to be unmatured interest on the outstanding loan from LNV under the Credit Facility, which should be disallowed through the effective date of any plan of reorganization of White Eagle.

Separately, in connection with the Chapter 11 cases, on January 15, 2019, White Eagle, Lamington and WEGP received authorization from the Bankruptcy Court to use cash collateral for a period of twenty (20) weeks pursuant to a budget.

About Emergent Capital, Inc.
Emergent (OTCQX: EMGC) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.
Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:

Investor Relations
Rob Fink
Hayden IR
646.415.8972
IR@emergentcapital.com
www.emergentcapital.com